Exhibit 10.2

October 10, 2005
Diane N. Brundage
930 Meadow Road
Aptos, CA 95003
Re: Severance Agreement
Dear Diane,
As per the letter dated September 29, 2005 from Dynamic Details, Incorporated (“DDI” or the “Company”) and you regarding your terms of employment, following are the terms of your severance agreement with DDI effective as of the date hereof:
1. Definitions.
1.1	“Cause” as used herein shall mean:
a.	willful refusal to perform, in any material respect, your duties or responsibilities for DDI;

b.	material breach of your duties or responsibilities to DDI;

c.	gross negligence or willful disregard in the performance of your duties or responsibilities;

d.	willful disregard, in any material respect, of any financial or other budgetary limitations established for you in good faith by the Board of Directors of DDI if continuing after written notice;

e.	engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to DDI, including, but not limited to, misappropriation or conversion of DDI’s assets; or

f.	conviction of or entry of a plea of nolo contendere to a felony.
     1.2 “Change of Control” means (A) the acquisition of 50 percent or more of each class of the outstanding shares of the Company by a third party which is not a member of a Controlled Group (within the meaning of the Internal Revenue Code) including the Company, (B) a merger, consolidation or other reorganization of the Company (other than reincorporation), if after giving effect to such merger, consolidation, or other reorganization, the shareholders of the Company immediately prior to such merger, consolidation, or other reorganization do not

Dynamic Details Incorporated, 1220 Simon Circle, Anaheim, California 92806
714/688-7200 Direct, 714/688-7640 Facsimile

represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary power to elect directors of the surviving entity after such merger, consolidation or other reorganization, or (C) the sale of all or substantially all of the assets of the Company to a third party who is not a member of a Controlled Group (within the meaning of the Internal Revenue Code) including the Company.
     1.3 “Company” means DDI, a Successor Employer or an employer following a Change of Control.
     1.4 “Disability” means a physical or mental condition that renders you unable to perform the essential functions of your job with or without a reasonable accommodation for a period of 180 consecutive days or more.
     1.5 “Good Reason” shall mean the occurrence of one or more of the following with respect to you: (i) a material reduction in compensation or benefits; (ii) involuntary relocation of primary work location more than 50 miles from the current location; and/or (iii) in the event of a Change of Control, the Successor Employer fails to offer you a position having responsibilities, compensation and benefits substantially similar to those enjoyed by you immediately preceding the Change of Control.
     1.6 “Severance Payment” means the compensation paid to you pursuant to Section 3 following termination of your employment with the Company.
     1.7 “Successor Employer” means any employer that acquires, through a stock purchase or merger, or through an asset purchase, or otherwise, part or all of the Company or an employer following a Change of Control.
2. General Eligibility.
     2.1 Eligibility To Participate. You are eligible to receive severance payments hereunder only if all of the following conditions are met: (1) your employment with the Company or a Successor Employer is involuntarily terminated by action of the Company or a Successor Employer, as the case may be, for reasons other than Cause or voluntarily terminates for Good Reason; (2) such termination described in the immediately preceding clause occurs during the Severance Term; (3) you sign a release as provided in section 3.2; and (4) Severance Payments to you are not excluded under Section 3.4.
     2.2 Exclusions. You are not entitled to a Severance Payment in the event of:
a.	termination of employment for Cause;

b.	death;

c.	Disability; or

Dynamic Details Incorporated, 1220 Simon Circle, Anaheim, California 92806
714/688-7200 Direct, 714/688-7640 Facsimile

d.	voluntary termination of employment by you for any reason other than for “Good Reason.”
3. Amount and Form of Benefits.
     3.1 Severance Payment Amount. To the extent that you meet all of the terms and conditions of this Plan and are involuntarily terminated without Cause or voluntarily terminate employment with the Company or a Successor Company for Good Reason during the time period commencing on the Effective Date and ending on December 31, 2006 (the “Severance Term”), you shall be eligible to receive a severance benefit equal to your then current annual base salary in effect as of the date of termination.
     3.2 Release. No Severance Payment or other benefit shall be made or provided to you unless you provide a signed release of employment-related and other claims in such form as DDI may require.
     3.3 Form and Time of Severance Payment. Severance payments shall be subject to payroll taxes and other withholdings under DDI’s or a Successor Employer’s standard payroll practices, as applicable, and shall be paid, in the Company’s discretion, either (a) as salary continuation on regularly scheduled payroll dates for the duration of the 12 month period following your termination, or (b) as a lump sum, in either case of (a) or (b) commencing within 30 days after the effective date of a release executed by you in accordance with Section 3.2. Notwithstanding anything herein to the contrary, to the extent that the Company in good faith determines that any payment pursuant to this Section 3 provides for a “deferral of compensation” under Section 409A of the Internal Revenue Code, as amended (“Section 409A”), no amounts shall be payable to Executive pursuant to this Section 3 prior to the earlier of (i) Executive’s death or “disability” (within the meaning of Section 409A(a)(2)(C)), or (ii) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Section 409A).
     3.4 Health Insurance Benefits. If you timely elect to receive COBRA coverage for health insurance under DDI’s group health insurance plan, DDI agrees to reimburse COBRA premiums made by you for the period of time commencing with your termination date and ending with the earlier of (i) the 12 month anniversary of your termination date, and (ii) the date upon which you become eligible to participate in the health insurance plan of a subsequent employer without limitation for pre-existing conditions.
     3.5 Plant Shut-Down or Mass Layoff. If you are laid off or discharged because of a plant shut-down or mass layoff to which the Worker Adjustment and Retraining Notice Act of 1988 (“WARN”) applies, Severance Payments shall not be available except as provided in this subsection. In accordance with WARN, an employee shall be given either 60 days’ notice of termination of employment, 60 days’ pay in lieu of notice, or a combination of notice and pay in lieu of notice the total of which equals not less than 60 days. The amount of Severance Payments to which you are entitled hereunder shall be determined by subtracting the number of days’ pay in lieu of notice that you receive pursuant to WARN from the amount of Severance Payments to which you would be otherwise entitled under this Section 3. If the pay in lieu of

Dynamic Details Incorporated, 1220 Simon Circle, Anaheim, California 92806
714/688-7200 Direct, 714/688-7640 Facsimile

notice under WARN exceeds that Severance Payment amount the you will be entitled to no Severance Payments under this Plan.
     3.6 Corporate Transactions and Change of Control. The obligations of this letter agreement shall be binding on a Successor Employer.
4. Source of Payments. All Severance Payments will be paid in cash from the general funds of the Company; no separate fund will be established hereunder.
5. Inalienability. In no event may you sell, transfer, anticipate, assign or otherwise dispose of any right or interest hereunder. At no time will any such right or interest be subject to the claims of creditors, nor liable to attachment, execution or other legal process.
6. Applicable Law. The provisions herein will be construed, administered and enforced in accordance with the laws of the State of California.
7. Severability. If any provision herein is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision herein, and the other terms herein will be construed and enforced as if such provision had not been included.
8. No Employment Rights. Nothing herein shall be held or construed to confer upon you the right to a continuation of employment by DDI, nor constitute a contract of employment, express or implied. Nothing herein is intended to alter your “AT-WILL” status, it being understood that your employment can be terminated at any time by either DDI or you with or without notice, with or without cause.
9. Integration Clause/Modification. This letter constitutes the entire agreement between the Company and you with respect to the subject matter hereof and supercedes all prior agreements on such subject (whether written or oral). The provisions herein may not be modified, except by action of the Compensation Committee of DDi Corp., which committee reserves the rights to amend, modify or terminate the provisions hereof in its discretion.

Dynamic Details Incorporated, 1220 Simon Circle, Anaheim, California 92806
714/688-7200 Direct, 714/688-7640 Facsimile

Please indicate your agreement to the foregoing by placing your signature in the acknowledgement block below and returning an executed copy of this letter to the undersigned.
Sincerely,
/s/ BRUCE D. MCMASTER

Bruce D. McMaster
President and CEO
Dynamic Details, Incorporated

Acknowledged and Agreed: /s/ DIANE N. BRUNDAGE Diane N. Brundage

Dynamic Details Incorporated, 1220 Simon Circle, Anaheim, California 92806
714/688-7200 Direct, 714/688-7640 Facsimile